EXHIBIT 5

BRIGGS AND MORGAN

Professional Association

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

August 6, 2007

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

Ladies and Gentlemen:

We are counsel to MedicalCV, Inc. (the “Company”), a Minnesota corporation, in connection with its filing of a registration statement on Form SB-2, under the Securities Act of 1933, as amended, relating to the proposed sale by selling shareholders of up to 1,874,998 shares of the Company’s common stock.

We have examined the registration statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.

Based on the foregoing, it is our opinion that when the registration statement shall have been declared effective by order of the Securities and Exchange Commission, the shares sold by the selling shareholders as contemplated by the registration statement will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the registration statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in such registration statement.

Very truly yours,

/s/ Briggs and Morgan, P.A.

BRIGGS AND MORGAN,
Professional Association